Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. PROVIDES UPDATED FOURTH QUARTER 2005 FINANCIAL GUIDANCE TO REFLECT THE IMPACT OF A TERMINATION AGREEMENT

ENGLEWOOD, COLO. (November 9, 2005) - CSG Systems International, Inc., a leading provider of customer care and billing solutions, today announced it has entered into an agreement to effectively terminate its ICMS service bureau processing agreement with FairPoint Communications, Inc., a provider of communication services to rural communities. CSG currently provides processing services utilizing the ICMS customer care and billing software application under a long-term processing agreement with FairPoint. FairPoint is CSG’s only client that receives processing services utilizing the ICMS asset in a service bureau environment. Under the terms of the termination agreement, CSG expects to continue to provide processing services using the ICMS asset until FairPoint’s customers are transitioned to an alternative solution, which is expected to be no later than December 31, 2006.

“Our decision to terminate this agreement is consistent with CSG’s decision to focus on our core competencies in the cable and DBS markets utilizing CSG’s Advanced Convergent Platform and related services,” said Ed Nafus, chief executive officer and president of CSG Systems International, Inc.

As a result of this contract termination, CSG expects to record a charge ranging from approximately $6 million to $7 million in the fourth quarter of 2005, which consists primarily of a non-cash impairment charge related to long-lived assets associated with the FairPoint processing agreement (principally, a client contract asset); retention and severance costs for certain of CSG’s employees impacted by the termination agreement; and a contract termination fee of $4 million, which is scheduled to be paid to FairPoint in 2006.

In addition, CSG today updated its expected earnings guidance for the fourth quarter 2005 to include the impact of the termination agreement. The $6 million to $7 million expected charge, or approximately $0.08 to $0.09 per diluted share, will result in CSG reducing its guidance from $0.30 to $0.31 per diluted share from continuing operations to $0.21 to $0.23 per diluted share from continuing operations for the fourth quarter 2005. Cash flows from operations for the fourth quarter of 2005 are not expected to be significantly impacted by the termination agreement.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit CSG’s Web site at www.csgsystems.com.

CSG Systems International, Inc.

November 9, 2005

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its three largest clients, Comcast Corporation, Echostar Communications, and Time Warner, Inc., which combined make up over 50% of CSG’s revenues from continuing operations; 2) the continued acceptance of CSG ACP and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 9) if the sale of the GSS Business to Comverse is terminated or delayed for any reason, there is a risk that the resulting disruption to the GSS Business could negatively impact the division’s operational and financial performance. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.